Exhibit 97

THE COCA-COLA COMPANY
INCENTIVE BASED COMPENSATION RECOUPMENT POLICY
EFFECTIVE OCTOBER 2, 2023

1.Purpose. The purpose of The Coca-Cola Company Incentive Based Compensation Recoupment Policy (the “Policy”) is to describe the circumstances in which The Coca-Cola Company (the “Company”) will recover the amount of Erroneously Awarded Compensation (as defined below) received by a current or former Executive Officer (as defined below) in the event that the Company is required to prepare an Accounting Restatement (as defined below).

2.Definitions. For purposes of this Policy, the following terms have the definitions set forth below:
A.“Accounting Restatement” shall mean a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) any required account restatement that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including a: (i) retrospective application of a change in accounting principle; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

B.“Board” shall mean the Board of Directors of the Company.
C.“Committee” shall mean the Talent and Compensation Committee of the Board.
D.“Effective Date” shall mean October 2, 2023.
E.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Incentive Based Compensation that was received that exceeds the amount of Incentive Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

F.“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. For purposes of this Policy, any current or former Executive Officer shall be considered an Executive Officer.

G.“Financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

H.“Incentive Based Compensation” means compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Based Compensation is deemed to be “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive Based Compensation award is attained, even if the payment or grant of the Incentive Based Compensation occurs after the end of that period or is subject to additional time-based vesting requirements.

I.“NYSE” shall mean the New York Stock Exchange.

J.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, the Committee or the officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

K.“Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date. In addition, if there is a change in the Company’s fiscal year end, the Recovery Period will also include any transition period to the extent required by Section 303A.14 of the NYSE Listed Company Manual.

L.“SEC” shall mean the U.S. Securities and Exchange Commission.
3.Application. This Policy applies to all Incentive Based Compensation received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for the applicable Incentive Based Compensation; and (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; provided that this Policy will only apply to Incentive Based Compensation received on or after the effective date of the NYSE rule adopting Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that the Company’s securities cease to be listed on the NYSE, this Policy shall be interpreted and implemented in compliance with the applicable requirements of such other national securities exchange or national securities association on which the Company’s securities are listed.

4.Recovery of Erroneously Awarded Compensation.

A.Subject to the terms of this Policy and the requirements of Section 303A.14 of the NYSE Listed Company Manual, in the event of an Accounting Restatement, the Company shall determine and attempt to recover, reasonably promptly from each applicable Executive Officer, the amount of any Erroneously Awarded Compensation that was received by the Executive Officer during the Recovery Period and shall provide written notice to each Executive Officer of (i) the Restatement Date, (ii) the amount of Erroneously Awarded Compensation received, and (iii) the method, manner, and time for repayment or return of such Erroneously Awarded Compensation, as applicable.

B.Subject to the requirement that recovery be made reasonably promptly, the Committee shall have the discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances, which may vary by Executive Officer or based on the nature of the Incentive Based Compensation and which may involve, without limitation, establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to the Executive Officer. If an

Executive Officer fails to repay Erroneously Awarded Compensation to the Company by the time and in the manner set forth in writing by the Committee, the Company shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer.

C.The Company shall be entitled to recover from an Executive Officer any and all legal fees and expenses incurred by the Company relating directly to, or in connection with, the dispute, its resolution, and enforcement of the terms of the Policy.

D.For Incentive Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
i.the amount will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was received; and
ii.the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
5.Recovery Exceptions. The Company will recover Erroneously Awarded Compensation in accordance with this Policy, except to the extent that any of the following conditions are met and the Committee has determined that recovery would be impracticable:

A.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide such documentation to the NYSE;
B.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and provide such opinion to the NYSE; or
C.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.Reporting and Disclosure Requirements. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

7.Indemnification Prohibition. The Company will not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation and will not pay or reimburse any Executive Officer for the purchase of a third-party insurance policy to fund potential recovery obligations.

8.Interaction with Other Clawback Provisions. The Company will be deemed to have recovered Erroneously Awarded Compensation in accordance with this Policy to the extent the Company actually receives such amounts pursuant to any other Company policy, program or agreement (including the Company’s Clawback Policy for Awards under the Performance Incentive Plan, as in effect from time to time) or pursuant to Section 304 of the Sarbanes-Oxley Act.

9.No Limitation on Other Remedies. This Policy is not intended to limit the Company’s right to terminate employment of any Executive Officer, to seek recovery of other compensation paid to an Executive Officer, or to pursue other rights or remedies available to the Company under applicable law.

10.Administration. This Policy will be interpreted by the Committee in a manner that is consistent with Section 303A.14 of the NYSE Listed Company Manual and any other applicable law and will otherwise be interpreted in the business judgment of the Committee. The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee shall be final and binding on the Executive Officer.

11.Amendment. This Policy may be amended from time to time in the Committee’s sole discretion.
12.Compliance with the Exchange Act. Notwithstanding the foregoing, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by the NYSE pursuant to Rule 10D-1.
Approved and Adopted: October 17, 2023
(EFFECTIVE October 2, 2023)
THE COCA-COLA COMPANY
Incentive-Based Compensation Recoupment Policy

“Prohibited Activities”
Non-Disparagement – making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company, a Subsidiary and/or any Affiliate thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;
No Publicity – publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company, a Subsidiary and/or any Affiliate which the Employee was involved with during the Employee’s employment;
Non-Disclosure of Trade Secrets – failure to hold in confidence all Trade Secrets of the Company, a Subsidiary and/or any Affiliate that came into the Employee’s knowledge during the Employee’s employment by the Company, a Subsidiary or any Affiliate, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;
Non-Disclosure of Confidential Information – failure to hold in confidence all Confidential Information of the Company, a Subsidiary and/or any Affiliate that came into the Employee’s knowledge during the Employee’s employment by the Company, a Subsidiary or any Affiliate, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;
Return of Materials – failure of the Employee, in the event of the Employee’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by the Employee or furnished to the Employee by virtue of the Employee’s employment with the Company, a Subsidiary or any Affiliate, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to the Employee by virtue of the Employee’s employment with the Company, a Subsidiary or any Affiliate;
Non-Compete – rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Compensation Committee, in the case of an Executive, or the Management Committee, in case of other Employees, or the Chief Executive Officer of the Company or any senior officer designated by the Compensation Committee, is or becomes competitive with the Company;
Non-Solicitation – soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom the Employee had professional interaction during the last twelve months of the Employee’s employment with the Company, a Subsidiary, or any Affiliate; or
Violation of Company Policies – violating any written policies of the Company or a Subsidiary applicable to the Employee, including without limitation the Company’s insider trading policy.